Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

American Seafoods Corporation:

We consent to the use of our report dated May 19, 2003, with respect to the balance sheet of American Seafoods Corporation as of May 19, 2003 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Seattle, Washington

October 14, 2003